Exhibit 99.1

Contacts:
Investors:	Media:
Alex Holmes, 303-967-6930	Colin Wheeler, 303-967-6553
alex.holmes@firstdata.com	colin.wheeler@firstdata.com

FIRST DATA COMPLETES WESTERN UNION SPIN-OFF

New First Data Focused on Growing and Expanding Core Business

Denver, September 29, 2006 – First Data Corp. (NYSE: FDC) today announced that it has completed the distribution of a tax-free special dividend to its shareholders consisting of approximately 765 million shares of common stock of The Western Union Company. First Data is distributing one share of common stock of Western Union for each share of First Data common stock to First Data shareholders as of September 22, 2006.

As a result of that distribution, First Data will no longer own shares of Western Union, and Western Union will be an independent company. Western Union common stock has been authorized for listing on the New York Stock Exchange (NYSE) and will trade under the symbol “WU.”

Ric Duques, chairman and chief executive officer, stated, “This is a very exciting time for the new First Data. Not only have we reached the goal set in January to separate the consumer-focused Western Union business into an independent company, but we have also successfully realigned First Data’s core businesses to ensure an intense focus on the needs of our financial institution and merchant clients around the world. As Western Union moves forward as a separate public company, we wish them the best as they continue to build on their leading position as the trusted source for consumers around the world to transfer money and pay bills rapidly, reliably and conveniently. Again, I want to take this opportunity to extend my deep respect and appreciation for the tremendous efforts all of our employees have made over the past eight months to realize these historic achievements.”

Duques continued, “The primary segments comprising the new First Data – Financial Institution Services, Commercial Services and First Data International – are all growth businesses. With over $7 billion in revenues, this global portfolio of strong growth and cash generating businesses truly places First Data in a class by itself. With 29,000 employees in more than 100 offices, operating in 34 countries, First Data will continue its leadership role seamlessly enabling virtually every type of electronic transaction anywhere in the world, anytime – reliably and securely on behalf of our clients and their customers.”

About First Data

First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses and consumers worldwide. Serving 4.6 million merchant locations, 1,700 card issuers and their customers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company’s portfolio of services and solutions includes credit, debit, private-label, gift and other prepaid card issuing and merchant transaction processing services; money orders; fraud protection and authentication solutions; check guarantee and verification services through TeleCheck; as well as Internet commerce and mobile solutions. The company’s STAR Network offers PIN-secured debit acceptance at 1.9 million ATM and retail locations. For more information, visit www.firstdata.com.

Statements in this press release regarding First Data Corporation’s business which are not historical facts, including the revenue and earnings projections, are “forward-looking statements.” All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company’s forward-looking statements are premised include: (a) continued growth at rates approximating recent levels for card-based payment transactions and other product markets; (b) successful conversions under service contracts with major clients; (c) renewal of material contracts in the Company’s business units consistent with past experience; (d) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (e) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (f) continuing development and maintenance of appropriate business continuity plans for the Company’s processing systems based on the needs and risks relative to each such system; (g) absence of further consolidation among client financial institutions or other client groups which has a significant impact on FDC client relationships and no material loss of business from significant customers of the Company; (h) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost-management initiatives; (i) successfully managing the credit and fraud risks in the Company’s business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (j) anticipation of and response to technological changes, particularly with respect to e-commerce; (k) attracting and retaining qualified key employees; (l) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC’s businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (m) continuation of the existing interest rate environment so as to avoid increases in agent fees related to IPS’ products and increases in interest on the Company’s borrowings; (n) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (o) no catastrophic events that could impact the Company’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (p) no material breach of security of any of our systems; and (q) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

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